As filed with the Securities and Exchange Commission on November 20, 2008

Registration No.  ___-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________

Investors Real Estate Trust

(Exact name of issuer as specified in its charter)

North Dakota	45-0311232
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

12 Main Street South
Minot, ND  58701
(701) 837-4738
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

2008 INCENTIVE AWARD PLAN OF INVESTORS REAL ESTATE TRUST
AND IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
(Full Title of the Plan)
_______________

Copies to:

Timothy Mihalick
Senior Vice President and Chief Operating Officer
Investors Real Estate Trust
12 Main Street South
Minot, North Dakota  58701
(701) 837-4738
(Name, Address and Telephone Number
 of Agent for Service)

Karin Wentz, Esq.
Associate General Counsel
10050 Crosstown Circle, Suite 105
Eden Prairie, MN  55344
(952) 401-6600

_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ X ]	Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be Registered	Proposed maximum Offering price (1)	Proposed maximum Aggregate offering price(1)	Amount of Registration fee
Common shares of beneficial interest, no par value	2,000,000 shares(2)	$8.54	$17,080,000	$671.25

(1)
Estimated solely for the purpose of calculating the registration fee, in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, using the average of the high and low prices of the common shares of beneficial interest of the Company on the NASDAQ Global Market on November 17, 2008 (within 5 business days prior to filing this registration statement).

(2)
Represents the number of shares of the Company’s common shares of beneficial interest issuable under the above-named plan (the “Plan”).  This registration statement also covers an indeterminate number of additional shares issuable to prevent dilution in the event of stock splits, stock dividends or similar adjustments of the Company’s outstanding common shares of beneficial interest.

This Registration Statement on Form S-8 is filed by Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company” or the “Registrant”), to register 2,000,000 of the Company’s common shares of beneficial interest, no par value, that may be issued pursuant to the 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties, a North Dakota Limited Partnership.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.  Plan Information and Registrant information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.*

* The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.  Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which were filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008, filed with the Commission on July 14, 2008;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2008, filed with the Commission on September 9, 2008;

(c)	The Company’s Current Report on Form 8-K filed with the Commission on May 20, 2008; and

(d)
The description of the Company’s common shares of beneficial interest contained in the Company’s Registration Statement on Form 10 (File No. 0-14851) dated July 29, 1986, as amended by the Amended Registration Statement on Form 10, dated December 17, 1986, and the Second Amended Registration Statement on Form 10, dated March 12, 1987.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Trustees and Officers.

Limitation of Liability and Indemnification. The Company’s Third Restated Declaration of Trust provides that the Company will indemnify members of its Board of Trustees to the fullest extent permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a member of the Board of Trustees or is or was serving at the Company’s request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity, and further the Company will pay or reimburse reasonable expenses (including without limitation attorney’s fees), as such expenses are incurred, of each member of the Company’s Board of Trustees in connection with any such proceedings.

The Company’s Third Restated Declaration of Trust further provides that the Company will indemnify each of the Company’s officers and employees, and will have the power to indemnify each of the Company’s agents, to the fullest extent permitted by North Dakota law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was the Company’s officer, employee or agent or is or was serving at the Company’s request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and will pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

For purposes of providing indemnification for members of the Company’s Board of Trustees, and all of the Company’s officers, employees and agents, the Third Restated Declaration of Trust provides that the Company will have the authority to enter into insurance or other arrangements, with persons or entities that are regularly engaged in the business of providing insurance coverage, to indemnify all of the members of the Board of Trustees, and all of the Company’s officers, employees and agents against any and all liabilities and expenses incurred by them by reason of their being members of the Company’s Board of Trustees, or officers, employees or agents of the Company, whether or not the Company would otherwise have the power to indemnify such persons against such liability.  Without limiting the Company’s power to procure or maintain any kind of insurance or other arrangement, the Third Restated Declaration of Trust provides that the Company may, for the benefit of persons indemnified, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure the Company’s indemnity obligation by grant of any security interest or other lien on Company assets, or (iv) establish a letter of credit, guaranty or surety arrangement.  Any such insurance or other arrangement may be procured, maintained or established within the Company or with any insurer or other person deemed appropriate by the Board of Trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Company.  In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement will be conclusive, and such insurance or other arrangement will not be subject to voidability, nor subject the members of the Board of Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether the members participating in and approving such insurance or other arrangement will be beneficiaries thereof. The Company currently maintains insurance covering members of the Board and officers against liability as a result of their actions or inactions on the Company’s behalf.

With the exception of indemnification and insurance provisions set forth above, there is currently no other statute, charter provision, by-law, contract or other arrangement under which a member of the Company’s Board of Trustees or an employee is insured or indemnified in any manner against liability that he or she may incur in his or her capacity as a member of the Company’s Board of Trustees or as an employee.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

Exhibit No.	Description

5.1	Opinion of Pringle & Herigstad, P.C. (filed herewith)
10.1*	2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties, a North Dakota Limited Partnership
23.1	Consent of Deloitte & Touche LLP (filed herewith)
23.2	Consent of Pringle & Herigstad, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

*      Incorporated by reference to Appendix A to the Company’s proxy statement for the 2008 Annual Meeting of Shareholders, filed with the Commission on August 1, 2008.

Item 9.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

For the Registrant:  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minot, North Dakota, on November 19, 2008.

INVESTORS REAL ESTATE TRUST

By: /s/ Thomas A. Wentz, Sr.
Name: Thomas A. Wentz, Sr.
Title: President & Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated on behalf of the Registrant.  Each trustee whose signature appears below, hereby appoints Thomas A. Wentz, Sr. and Diane K. Bryantt, and each of them severally, as his attorney-in-fact, to sign in his name and on his behalf, as a trustee of the Registrant, and to file with the Commission any and all Amendments (including post-effective amendments and amendments thereto) to this Registration Statement, with all exhibits and other documents relating thereto and any Registration Statement relating to any offering made pursuant to this Registration Statement and hereby ratify and confirm all that such attorney-in-fact or his or her substitute shall lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jeffrey L. Miller	Trustee and Chairman	November 19, 2008
Jeffrey L. Miller

/s/ Stephen L. Stenehjem	Trustee and Vice Chairman	November 19, 2008
Stephen L. Stenehjem

/s/ John D. Stewart	Trustee	November 19, 2008
John D. Stewart

/s/ Patrick G. Jones	Trustee	November 19, 2008
Patrick G. Jones

/s/ C.W. “Chip” Morgan	Trustee	November 19, 2008
C.W. “Chip” Morgan

/s/ W. David Scott	Trustee	November 19, 2008
W. David Scott

/s/ John T. Reed	Trustee	November 19, 2008
John T. Reed

/s/ Thomas A. Wentz, Jr.	Trustee, Senior Vice President—Asset	November 19, 2008
Thomas A. Wentz, Jr.	Management and Finance

/s/ Timothy P. Mihalick	Trustee, Senior Vice President and	November 19, 2008
Timothy P. Mihalick	Chief Operating Officer

/s/ Thomas A. Wentz, Sr.	President and Chief Executive	November 19, 2008
Thomas A. Wentz, Sr.	Officer

/s/ Diane K. Bryantt	Senior Vice President and	November 19, 2008
Diane K. Bryantt	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number:	Description of Exhibit

5.1	Opinion of Pringle & Herigstad, P.C. (filed herewith)
10.1*	2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties, a North Dakota Limited Partnership
23.1	Consent of Deloitte & Touche LLP (filed herewith)
23.2	Consent of Pringle & Herigstad, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page

*      Incorporated by reference to Appendix A to the Company’s proxy statement for the 2008 Annual Meeting of Shareholders, filed with the Commission on August 1, 2008.

Exhibit 5.1

Opinion of Pringle & Herigstad, P.C.

November 20, 2008

Investors Real Estate Trust
12 Main Street South
Minot, North Dakota  58701

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel for Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”), in connection with the registration of 2,000,000 of the Company’s common shares of beneficial interest, no par value (the “Shares”), issuable under the 2008 Incentive Award Plan of Investors Real Estate Trust and IRT Properties, a North Dakota Limited Partnership (the “Plan”), and registered under the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

In this connection, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of certain of the corporate records of the Company, including its Articles of Amendment and Third Restated Declaration of Trust, its Third Restated Trustees’ Regulations (Bylaws), and minutes of meetings of its trustees and shareholders, relating to, among other matters, the approval of the Plan.  We have also examined the Plan and the Registration Statement, together with the exhibits thereto, and such other documents as we have deemed necessary for the purpose of expressing the opinion contained herein.

In expressing the opinion set forth below, we have assumed the following:  that all documents submitted to us as originals are authentic, that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, that all documents submitted to us as certified or photostatic copies conform to the original documents, and that all signatures on all documents are genuine

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that, upon the effectiveness of the Form S-8, the Shares, when issued in accordance with the terms of the Plan and any award agreement utilized under the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

PRINGLE & HERIGSTAD P.C.

/s/ David Hogue
David Hogue

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 11, 2008, relating to the consolidated financial statements and financial statement schedules of Investors Real Estate Trust, and the effectiveness of Investors Real Estate Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the year ended April 30, 2008.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
November 20, 2008